Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 2, 2020, in the Registration Statement (Form S-1) and related Prospectus of Sotera Health Company (formerly known as Sotera Health Topco, Inc.) for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Akron, Ohio

October 23, 2020